For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE ANNOUNCES ITS TERMINATION OF
BILASTINE LICENSING AGREEMENT

DURHAM, NC - January 14, 2008 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today that it has exercised its option to terminate the licensing agreement with FAES Farma, S.A. for the U.S. and Canadian development and commercialization of oral bilastine for the treatment of allergic rhinitis. Inspire is terminating the agreement in its entirety, and as a result, Inspire is no longer responsible for the development and commercialization of the oral or ocular formulations of bilastine. Inspire has no further financial obligation to FAES.

"We have made a strategic business decision to terminate the bilastine agreement and focus our resources and capital investments on our other late stage development programs and commercial activities," stated Christy L. Shaffer, Ph.D., President and CEO of Inspire.

About the Licensing Agreement

In October 2006, Inspire completed the initial bilastine licensing agreement with FAES and in June 2007, the companies amended the agreement based on a meeting with the Pulmonary Division of the U.S. Food and Drug Administration. FAES agreed to conduct additional clinical work on oral bilastine, during which time Inspire would have no financial obligation to FAES. Each company had the option to terminate the agreement beginning in December 2007.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire employs a U.S. sales force for the promotion of AzaSite™ (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is focused on the therapeutic areas of ophthalmology and respiratory/allergy, and is developing products for dry eye, cystic fibrosis, allergic rhinitis and glaucoma. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made on Inspire's ability to focus its resources and capital investments on its remaining late stage development programs and commercial activities or the timing or outcome associated with any such programs or activities. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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